Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-171986
and 333-185027

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2012

PROSPECTUS SUPPLEMENT

To Prospectus Dated November 23, 2012

6,249,234 Shares

PRGX Global, Inc.

Common Stock

This is an offering of an aggregate of 6,249,234 shares of our common stock. We are offering 2,500,000 shares of our common stock, and the selling stockholders named in this prospectus supplement are offering 3,749,234 shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock made by the selling stockholders.

Our common stock is listed on The NASDAQ Global Market under the symbol “PRGX.” On November 26, 2012 the closing price of our common stock as reported on The NASDAQ Global Market was $6.86 per share.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$
Proceeds to the selling stockholders (before expenses)	$	$

We have granted the underwriters an option to purchase from us up to an additional 937,385 shares of our common stock at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement to cover overallotments, if any.

The underwriters expect to deliver the shares of common stock on or about                     , 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

William Blair	Baird

Barrington Research	B. Riley & Co., LLC

The date of this prospectus supplement is                     , 2012.

Prospectus Supplement
About this Prospectus Supplement	S-i
Forward-looking Statements	S-ii
Prospectus Supplement Summary	S-1

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not, and the underwriters and selling stockholders have not, authorized any person to provide you with additional or different information. No dealer, salesperson or other person is authorized to give any information or represent anything not contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus supplement, the accompanying prospectus or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate only as of the respective dates of those documents and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates and neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale hereunder shall, under any circumstances, create any implication to the contrary.

This prospectus supplement is part of registration statements that we have filed with the Securities and Exchange Commission (the “SEC”) relating to the securities offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statements and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

This prospectus supplement and the accompanying prospectus contain and incorporate by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. While we believe that such market and industry data is reliable, we have not independently verified such data.

This prospectus supplement, the accompanying prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statements of which this prospectus supplement and the accompanying prospectus are a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

S-i

FORWARD-LOOKING STATEMENTS

The statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and in any free writing prospectus that we have authorized for use in connection with this offering, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to risks and uncertainties. All statements other than statements of historical facts contained herein, including statements regarding our financial condition, operations, plans, objectives, goals, business strategies, future events, capital expenditures, future results, our competitive strengths and the trends in our industry are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

These forward-looking statements are subject to risks, uncertainties and other factors, including but not limited to those discussed herein and below under “Risk Factors.” Many of these risks are outside of our control and could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that could lead to material changes in our performance may include, but are not limited to:

•	our ability to successfully execute our Profit Recovery Services growth strategy;

•	our continued dependence on our largest clients for significant revenues;

•

changes to Medicare and Medicaid recovery audit contractor (“RAC”) programs and the impact of our incurring significant costs as a subcontractor in the national Medicare RAC program and otherwise in connection with our Healthcare Claims Recovery Audit business;

•	revenues that do not meet expectations or justify costs incurred;

•	our ability to develop material sources of new revenue in addition to revenues from our core accounts payable Profit Recovery Services;

•	changes to revenues from our Medicare recovery audit work due to a number of pressures and uncertainties affecting Medicare spending generally and over which we have little or no control;

•	changes in the market for our services;

•	client and vendor bankruptcies and financial difficulties;

•	our ability to retain and attract qualified personnel;

•	our inability to protect and maintain the competitive advantage of our proprietary technology and intellectual property rights;

•	our reliance on operations outside the U.S. for a significant portion of our revenues;

•

the highly competitive environments in which our Profit Recovery Services, Healthcare Claims Recovery Audit Services and Profit Optimization businesses operate and the resulting pricing pressure on those businesses;

•	our ability to integrate recent and future acquisitions;

•	our ability to realize operational cost savings and the transformation severance and related expenses we may incur to generate those savings;

•	uncertainty in the global credit markets;

S-ii

•	our ability to maintain compliance with our financial covenants;

•	a cyber-security incident involving the misappropriation, loss or unauthorized disclosure or use of confidential information of our clients;

•	effects of changes in accounting policies, standards, guidelines or principles; or

•	terrorist acts, acts of war and other factors over which we have little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This information is not complete and does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the entire accompanying prospectus and any related free writing prospectus that we have authorized, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus supplement and any related free writing prospectus that we have authorized for use in connection with this offering, and under similar headings in the other documents that are incorporated by reference herein. You should also carefully read the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements, and the exhibits to the registration statements of which this prospectus supplement and accompanying prospectus are a part. In this prospectus, “we,” “us,” “our,” the “Company” or “PRGX” refer to PRGX Global, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

Our Company

PRGX Global, Inc. is an analytics-powered information and professional services firm. We are a leading provider of Profit Recovery Services, also known as recovery audit services, for retail, commercial and government healthcare clients. Through the use of our proprietary, analytical methodologies and tools, we are able to identify and recapture our clients’ overpayments to vendors, and in the case of healthcare, healthcare providers. PRGX and its predecessor companies have been mining client data to deliver additional client profits for over 40 years. This data transformation and data mining capability remains at the heart of our client services portfolio. Since 2009, our management team has leveraged our core capabilities to target fast-growing markets, resulting in an expanded service platform which includes recovery audit services targeting the healthcare claims market and Profit Optimization Services (which we formerly referred to as our Analytics and Advisory services), which complement our recovery audit services by assisting clients with optimizing working capital, reducing enterprise costs and otherwise realizing future savings.

In order to provide these services, we process over 1.5 million client files each year and have over six petabytes of client data available for analysis. This data includes vendor contracts, deal files, vendor master files, return information, purchase orders, delivery/receipt information, invoices, payment files, point-of-sale information and inventory data. We have developed advanced, proprietary information systems and processes and a “Big Data” technology infrastructure to enable auditing of our clients’ payment transactions. We believe our technology and processes drive significant competitive advantages over our principal competitors and in-house recovery audit functions, which are generally only found at large U.S. retailers. We have a history of making significant technology investments to sustain this key competitive advantage. Access to this technology and client data, and a very detailed understanding of this data, are the key points of differentiation for our Profit Optimization Services. Furthermore, our Healthcare Claims Recovery Audit Services use our data mining capabilities and healthcare expertise to identify and recover improper payments on behalf of healthcare payers.

We have longstanding relationships with a diverse group of approximately 440 clients across more than 35 countries and proudly serve over 75% of the top 30 global retailers. Many of these client relationships are characterized by evergreen or multi-year contracts that provide us with recurring revenue streams and allow our management to forecast our annual Profit Recovery Services and Healthcare Claims Recovery Audit Services revenues with a high degree of confidence. The depth of these client relationships is enhanced by significant disincentives for clients to change service providers, including lower recoveries in the near term following the change, which we believe serve as a barrier to entry.

Since late 2009, we have been executing a comprehensive transformational growth strategy for our business. As part of our overall transformation, we have built a culture of results-oriented performance and collaboration and an environment that promotes innovation and knowledge sharing. Specifically, within our core Profit Recovery Services business, we have transformed our service delivery model, which calls for the capturing and deployment of the very best of our audit practices consistently across our global client base. In addition, we have made efforts to (i) expand our Profit Recovery Services capabilities and addressable market, primarily by lowering our cost-to-serve, (ii) revamp our sales force to grow revenues and better serve clients, (iii) expand our client focus and depth of existing client relationships by improving service levels, institutionalizing “voice of the client” survey and feedback processes and hiring senior client-facing executives, (iv) re-ignite services innovation and industry thought leadership, including defining and pioneering Profit DiscoveryTM, a unique combination of audit, analytics and advisory services that improves client financial performance, (v) rebrand our company to support the new growth strategy, and (vi) launch our Healthcare Claims Recovery Audit Services and our Profit Optimization service lines. Collectively, these changes reflect our transformation from essentially a one-product, one-industry provider to a growth-oriented analytics-powered information and professional services firm. Our actions have resulted in substantial momentum and demonstrated results including:

•

expanding the market opportunity for our core Profit Recovery Services from less than 400 target companies in 2009 to more than 4,200 today and to a much larger number of companies over time by investing in and re-designing an industry-leading, lower cost service delivery model;

•

growing our client account base by re-introducing a dedicated sales force in the U.S. and revamping and expanding our sales force presence in Europe (approximately 175 of our approximately 440 current clients were clients at the beginning of 2010);

•

achieving a client retention rate of 97% with our multi-year contract clients in 2011 by upgrading our service capabilities, account management process and client-facing talent and implementing executive sponsorship of target clients and aggressive incentives; and

•	expanding into complementary services targeting fast-growing Healthcare Claims Recovery Audit Services and Profit Optimization markets by investing in key leadership talent, processes and technology.

These actions have resulted in strong financial results. Our year-over-year revenue growth in the third quarter of 2012 represented our third consecutive quarter of growth (as well as the 11th quarter of year-over-year revenue growth in our last 12 quarters). Our Adjusted EBITDA of $8.8 million for the third quarter of 2012 represented 27% growth over the third quarter of 2011, and our Adjusted EBITDA of $23.2 million for the nine months ended September 30, 2012 represented 29% growth over the same period in 2011. In addition, our net earnings for the third quarter of 2012 were $2.6 million, as compared to $0.4 million for the same period in 2011, and for the nine months ended September 30, 2012 our net earnings were $3.9 million, as compared to $1.5 million in the same period in 2011. See “Summary Financial Data” below for a reconciliation of net earnings to Adjusted EBITDA.

Our Industry and Market Opportunity

Our service lines target an estimated $36.6 billion market which is well-positioned for future growth as a result of attractive market factors:

•

We estimate the current Profit Recovery Services market to be approximately $2.3 billion globally, with an expected future annual growth rate of 4-5%. This future growth is expected to be driven by a variety of factors including (i) growth of our clients’ businesses, (ii) increasing amounts of available data and ability to capture data, (iii) increasing use of client e-mail data for auditing purposes, (iv) greater promotional activity, (v) higher number of audit claims categories, (vi) consolidation in the retail industry, (vii) continued globalization and complexity of our clients’ operations, (viii) increasing adoption of recovery audit services as a common business practice in industries outside retail, (ix) increasing adoption of recovery audit in markets outside the U.S. and the U.K., which are relatively mature markets, and (x) broader adoption of this ‘best practice’ money saving service by governments.

•

The healthcare fraud, waste and abuse, or FWA, market is estimated to be approximately $1.9 billion in the U.S., and we expect this market to grow 15-20% per year as the result of a variety of factors including a complex and growing healthcare supply chain, the increasing acceptance of audits by healthcare providers, the transition of billing code standards and changes to laws and regulations applicable to the healthcare industry.

•

The market for our Profit Optimization Services is estimated to be approximately $32.4 billion globally, and we expect this market to grow as companies, including our clients, seek to maintain strong margins in a mixed economic environment and the growth of “Big Data Analytics” enables the discovery of additional profit enhancement opportunities.

Our Solutions

Our business includes three distinct service lines:

•

Profit Recovery Services. Our core business is a service based on mining our clients’ procure-to-pay data to look for overpayments to their third-party suppliers. Once an overpayment is identified, we obtain an approval from our client and then notify the third-party supplier, at which point the overpayment is recouped from the vendor (typically by way of a “credit” in our clients’ accounts payable system), and our fees become due. Because the transactions being analyzed and overpayments being recovered are from prior financial periods, the recoveries increase the bottom-line profits of our clients. Our fees are a percentage of these profits delivered. We are a trusted partner to leading retailers across the world, with longstanding client relationships often spanning decades. For example, we have had a relationship with Wal-Mart Stores, Inc. since 1979. In addition, we believe our extensive global footprint with operations in 27 countries represents a significant competitive advantage. As global account management and a globally consistent service model become more important to large global clients, we believe our global presence significantly enhances our value proposition to our clients.

•

Healthcare Claims Recovery Audit Services. We use our data mining capabilities and healthcare expertise to identify and recover improper payments on behalf of healthcare payers. FWA in the system is estimated to be as much as 4-9% of total healthcare spending in the U.S. As the country’s healthcare spend grows towards approximately $3 trillion annually, we believe companies who are part of the solution to this huge problem, such as PRGX, have tremendous growth opportunities. We maintain a staff of professionals with in-depth expertise in healthcare billing processes. A significant number of our Healthcare Claims Recovery Audit Services staff has a nursing or coding background. A major focus of our Healthcare Claims Recovery Audit Services work to date has been the auditing of Medicare spending as part of the legislatively mandated Medicare recovery audit contractor (“RAC”) program. This program is overseen by the Centers for Medicare and Medicaid Services (“CMS”), the federal agency that administers the Medicare program. As a part of this program, we serve 11 states across three of the four geographic regions CMS uses to administer the program. In addition, we have so far been awarded three contracts to conduct Medicaid RAC audits and continue to compete for additional state Medicaid RAC opportunities as procurement processes are being launched, as mandated by federal law.

•

Profit Optimization Services. Our Profit Optimization Services leverage the large amount of data that we receive for recovery audit purposes, as well as the expertise we have established in client finance and procure-to-pay processes, to deliver additional “actionable insights” that lead to additional profits for our clients. Specifically, our Profit Optimization Services seek to use the data obtained from our Profit Recovery Services to assist clients’ senior finance executives with optimizing working capital and procurement processes and expenditures, identifying and preventing fraud, reducing enterprise costs, transforming the finance function and otherwise improving corporate performance. Our Profit Optimization teams are also well-positioned to help clients resolve the root causes of errors identified as part of our recovery audits.

We conduct our operations in these service lines through three reportable operating segments: Recovery Audit Services—Americas and Recovery Audit Services—Europe/Asia-Pacific, which represent our Profit Recovery Services business, and New Services, which includes Healthcare Claims Recovery Audit Services and Profit Optimization Services.

Our Competitive Strengths

Below is a summary of company attributes that we believe are our competitive strengths:

•

Leading Global Position in Retail Profit Recovery Services with Expanding Services Offering. We are the global market leader in our core retail Profit Recovery Services, proudly serving a diverse group of approximately 440 clients across more than 35 countries and more than 75% of the top 30 global retailers. We have established this position by developing advanced proprietary information systems and processes to analyze over 1.5 million client files each year and collecting over six petabytes of client purchasing and sales data for analysis, while investing substantial capital in people, process and technology improvements and in the centralization of service delivery to reduce our cost-to-serve. In addition, we have leveraged our capabilities and relationships in retail Profit Recovery Services to expand our services offering to include Profit Optimization Services, while utilizing our data mining capabilities and making substantial investments to develop the healthcare expertise to serve the large and growing Healthcare Claims Recovery Audit Services market.

•

Diversified and Highly Predictable Revenue Base. We serve a diverse client base featuring approximately 370 Profit Recovery Services clients and approximately 440 clients across all service lines. Our top five clients represented 30.2% of 2011 revenues, with the largest client, Wal-Mart Stores, Inc., representing 10.2% of 2011 revenues. Many of our client relationships are characterized by evergreen or multi-year contracts that provide the business with strong annuity characteristics, as evidenced by a 97% client retention rate with our multi-year contract clients in 2011. These long-term client relationships and stable recovery rates allow our management to forecast our annual Profit Recovery Services and Healthcare Claims Recovery Audit Services revenues with a high degree of confidence.

•

Proprietary, Integrated and Scalable Technology Driving Audit and Analytics Capabilities. We have advanced, proprietary information systems and processes and a large-scale technology infrastructure, which we believe give us a significant competitive advantage over both principal competitors and in-house recovery audit functions. We process our client data using proprietary algorithms that leverage over 40 years of experience to help uncover patterns or potential problems in our clients’ various transactional streams. In addition, we have a recent history of substantial technology investments, averaging over $7 million per year over the past three years, to improve our service capabilities. We also maintain a secure database of client data with the ability to benchmark multiple claim categories and industry codes to facilitate the identification of additional recovery opportunities or other Profit Optimization opportunities to drive incremental revenues.

•

Global Footprint with Differentiated Offshore Delivery Capabilities. Our operations currently include 44 office locations. Since 2010, we have established offshoring capabilities that we believe have been and will be a key driver of expanding our market opportunity and serving clients more efficiently, profitably and cost-effectively. As part of these offshoring capabilities, approximately 180 of our employees are in Pune, India providing business analytics, IT and other services to client teams around the world, with a plan to reach approximately 300 employees in Pune by the end of 2013. Our average cost-to-serve in Pune is significantly lower than comparable costs at our U.S. locations. Management expects that claims representing 15% to 20% of Americas Profit Recovery Services revenues will be identified by our Pune resources in 2012.

•

Experienced Management Team and Employee Base. Our management team has an average of approximately 21 years of experience with leading companies that include Infosys, EDS, AT Kearney, Deloitte, KPMG, General Electric, Oliver Wyman and Booz & Company. Our management team has built a culture of results-oriented performance and collaboration and an environment that promotes innovation and knowledge sharing. We have approximately 1,700 highly-skilled and motivated employees, 36% of whom have a tenure of greater than five years at PRGX.

Our Growth Strategy

Below is a summary of the five primary components of our growth strategy:

•

Continue to Grow our Leading Profit Recovery Services Position. We have comprehensively redesigned the delivery of our core Profit Recovery Services through increased standardization, centralization and offshoring of audit processes. This shift to a lower cost delivery model has increased our addressable Profit Recovery Services market from approximately $0.3 billion in 2009 to approximately $2.3 billion in 2012. To promote growth in Profit Recovery Services, we have reintroduced a dedicated sales force in the U.S. and revamped our existing sales force in Europe. In addition, we have established alliance agreements with several third-party service providers to allow us to offer our clients a comprehensive suite of Profit Recovery Services beyond accounts payable and contract compliance to include tax, real estate, freight, utility and telecommunications audits. Third, we have lowered our cost-to-serve, established a robust sales engine and added additional service delivery capabilities and industry expertise, allowing us to focus on expanding beyond our traditional retail market focus. Our acquisition of Business Strategy, Inc. in December 2011 significantly strengthened our commercial (non-retail) Profit Recovery Services and contract compliance capabilities. We believe manufacturing, energy, financial institutions and transportation and logistics are the industries with the greatest opportunities for our services and we have prioritized these industries in our market expansion efforts.

•

Offer Profit Optimization Services that Increase Clients’ Profitability. Through an integrated Profit Optimization Services team, we deliver data-driven analytics and consulting services that have the potential to materially benefit clients’ profitability and return on equity. In 2009, we launched our Profit Optimization Services, which include Spend Optimization, Fraud Prevention & Compliance and Profit Performance. These new services target senior client finance executives and are designed to identify and maximize client profit improvement opportunities through a mix of analytics, deep functional expertise and a hands-on consultative approach. We believe our access to and capabilities for mining tremendous amounts of our clients’ data are our key differentiators. This service line has experienced strong growth since its launch and currently serves an estimated $32.4 billion addressable market. To continue our momentum in this service line, we have staffed Profit Optimization for growth, made significant investments in standardizing and cleansing client data and are preparing additional service offerings. Specifically, we have increased the number of Profit Optimization professionals from five in 2009 to approximately 80 in November 2012.

•

Increase Presence in Fast-Growing Healthcare Fraud, Waste and Abuse Market. We have invested heavily in the infrastructure and tools required to deliver Healthcare Claims Recovery Audit Services. We expect to increasingly apply these capabilities to various opportunities focused on eliminating fraud, waste and abuse in healthcare spending, which currently represents an estimated market opportunity of approximately $1.9 billion and is expected to grow 15-20% per year for the next several years. Our primary strategies to grow this service line include:

Execute on CMS Medicare RAC subcontracts. The primary focus of our Healthcare Claims Recovery Audit Services to date has been the auditing of Medicare spending as part of the legislatively mandated Medicare RAC program of the Centers for Medicare and Medicaid Services. Under CMS’s national Medicare RAC program, we are serving as a subcontractor in three of the program’s four geographic regions. The CMS RAC Program has been widely acknowledged as highly successful in delivering savings, leading CMS to raise limits for ordering medical records for audit purposes in March 2012, which significantly raised the revenue potential for our subcontracts going forward.

Secure Primary Medicare RAC Contract. We have a substantial growth opportunity to secure a primary Medicare RAC contract in 2014, when the current prime contracts for the Medicare RAC program are scheduled to expire. As was the case with the procurement that led to the current Medicare RAC program contracts, CMS is expected to award RAC contracts to more than one contractor and divide the country into geographic regions for contracting purposes. Through our experience in the demonstration RAC program, as a subcontractor in the current national RAC program and our substantial investment in talent, infrastructure and tools, we believe we are well-positioned to compete in this re-bid process.

Implement, Execute and Pursue Medicaid Contracts. As a result of health care reform in the U.S., as reflected in the Patient Protection and Affordable Care Act (“PPACA”), auditing of medical claims is now mandated for state Medicaid programs. As the opportunities to serve Medicaid programs emerge, we are focusing our efforts on opportunities where our capabilities are a good match with a Medicaid program’s scope and administration. We have already been awarded three contracts to conduct Medicaid RAC audits.

Expand into Private Insurance Market. In addition to identification and recovery of improper payments under the Medicare and Medicaid RAC programs, we believe that private payers, including health insurance companies, represent a significant opportunity to grow our Healthcare Claims Recovery Audit Services business.

•

Expand Profit Recovery Services Addressable Markets by Realizing Operational Cost Savings. The key to serving clients more efficiently and cost-effectively is the success of our standardization, centralization and offshoring initiatives. While we may incur certain charges in the near-term as these initiatives are implemented, we believe that we will be able to achieve significant operational efficiencies in future periods through these initiatives. In addition to our Pune, India initiative, described above, we are centralizing certain activities in our five Global Shared Service Centers and specialized claim categories (e.g. pharmacy claims) in our four Centers of Excellence. We have also invested significant capital to create PRGX AuditTraxTM and PRGX ClaimTraxTM. These two systems automate the claims recovery and approval process and we now are deploying them at an increasing number of accounts. We believe that our use of a lower cost-to-serve model, sharing of best practices, standardization and automation will continue to contribute to the growth of our revenues and profits.

•

Pursue Strategic Acquisitions. We believe that we have an ideal platform for continued consolidation among the many providers of the various services we offer. We have a track record of executing acquisitions with good results and believe that additional acquisitions afford the company additional opportunities for significant growth.

Company Information

PRGX Global, Inc. was incorporated in the state of Georgia in 1996. Our principal executive offices are located at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, telephone (770) 779-3900. We also provide information about our business through our Internet website located at http://www.prgx.com. Information on our website is not a part of and shall not be deemed incorporated by reference in this prospectus.

The Offering

For a more complete description of the terms of the common stock being offered by this prospectus supplement and the accompanying prospectus, see the section entitled “Description of Capital Stock” in the accompanying prospectus.

Common stock offered by us	2,500,000 shares

Common stock offered by the selling stockholders	3,749,234 shares

Common stock to be outstanding after this offering	27,897,907 shares

Preferred stock purchase rights	Each share of common stock offered hereby will have associated with it one preferred stock purchase right, which is presently attached to and trades with our common stock, issuable under our shareholder rights agreement. See “Description of Capital Stock—Shareholder Protection Rights Agreement” in the accompanying prospectus for additional information regarding our shareholder rights agreement.

Use of proceeds	We intend to use the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, for working capital and general corporate purposes, including potential acquisitions. For more information, see the section entitled “Use of Proceeds.”

We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Risk factors	See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding whether to invest in shares of our common stock.

NASDAQ Global Market symbol	“PRGX”

The number of shares of our common stock to be outstanding after this offering is based on 25,397,907 shares of common stock outstanding as of November 26, 2012. Unless specifically stated otherwise, the information in this prospectus supplement excludes an aggregate of 3,165,387 shares of common stock that are reserved for issuance upon exercise of all options outstanding as of September 30, 2012 under: (1) the Stock Incentive Plan (“SIP”); (2) the 2006 Management Incentive Plan (“2006 MIP”); and (3) the 2008 Equity Incentive Plan (“2008 EIP”), with a weighted average exercise price of $6.47 per share.

Unless specifically stated otherwise, information throughout this prospectus supplement assumes no exercise of outstanding options to purchase shares of our common stock, and no exercise by the underwriters of their option to purchase up to an aggregate of 937,385 additional shares of our common stock from us to cover overallotments.

SUMMARY FINANCIAL DATA

The summary statement of income data presented below for the years ended December 31, 2009, 2010 and 2011 is derived from our audited consolidated financial statements, which are incorporated by reference herein. The summary statement of income data for the nine months ended September 30, 2011 and 2012 and the summary balance sheet data as of September 30, 2012 are derived from our unaudited condensed consolidated financial statements, which are incorporated by reference herein. You should read the following summary financial data in conjunction with our consolidated financial statements and the notes to those statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our most recent quarterly and annual reports, which are incorporated by reference herein. Revenues may be subject to fluctuations as discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” located in our quarterly and annual reports incorporated by reference herein. See “Incorporation of Certain Information by Reference” in this prospectus supplement.

	Years Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
	(In thousands, except per share data)
Statements of Operations Data:
Revenues	$179,583	$184,081	$203,117	$153,173	$155,394
Operating expenses:
Cost of revenues	115,064	126,069	137,482	103,242	99,991
Selling, general and administrative expenses	40,390	40,735	49,102	37,144	38,575
Depreciation of property and equipment	3,505	4,903	5,401	3,859	4,808
Amortization of intangible assets	3,227	4,131	4,991	3,527	5,217

Total operating expenses	162,186	175,838	196,976	147,772	148,591

Operating income	17,397	8,243	6,141	5,401	6,803
Gain on bargain purchase, net(1)	(2,388)	—	—	—	—
Foreign currency transaction (gains) losses on short-term intercompany balances	(1,595)	422	417	176	(190)
Interest expense, net	3,025	1,305	1,616	1,223	1,548
Loss on debt extinguishment	—	1,381	—	—	—

Income from continuing operations before income taxes	18,355	5,135	4,108	4,002	5,445
Income tax expense(2)	3,028	1,882	1,292	2,498	1,586

Net earnings	$15,327	$3,253	$2,816	$1,504	$3,859

Basic earnings per common share	$0.67	$0.14	$0.11	$0.06	$0.15

Diluted earnings per common share	$0.65	$0.13	$0.11	$0.06	$0.15

Other Financial Data (unaudited):
Adjusted EBITDA(3)	$28,124	$21,628	$24,457	$18,051	$23,208

	Nine Months Ended September 30, 2012
	Actual	As Adjusted(4)
	(unaudited) (in thousands)
Balance Sheet Data:
Cash and cash equivalents	$19,863	$35,584
Total assets	127,019	142,740
Long-term debt, excluding current installments	3,750	3,750
Total shareholders’ equity	$66,871	$82,592

(1) In July 2009, we acquired the business and certain assets of First Audit Partners LLP. The excess of the fair value of assets acquired over the purchase price resulted in a gain on bargain purchase for this acquisition. See Note 14 of “Notes to Consolidated Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011.

(2) The low effective tax rate in 2009 is primarily attributable to a reduction in the deferred tax asset valuation allowance.

(3) Adjusted EBITDA is a “non-GAAP financial measure” presented as a supplemental measure of our performance. It is not presented in accordance with accounting principles generally accepted in the United States, or GAAP. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in our secured credit facility. However, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating this measure. Our presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We have provided a reconciliation of net earnings to Adjusted EBITDA below.

(4) As adjusted to give effect to the sale by us of 2,500,000 shares of common stock in this offering at an assumed public offering price of $6.86 per share, the last reported sales price of our common stock on The NASDAQ Global Market on November 26, 2012, after deducting underwriting discounts and commissions and estimated offering expenses.

The following is a reconciliation of net earnings to Adjusted EBITDA:

	Years Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
	(In thousands)
Net Earnings	$15,327	$3,253	$2,816	$1,504	$3,859
Income tax expense	3,028	1,882	1,292	2,498	1,586
Interest expense, net	3,025	1,305	1,616	1,223	1,548
Loss on debt extinguishment	—	1,381	—	—	—

Depreciation of property and equipment	3,505	4,903	5,401	3,859	4,808
Amortization of intangible assets	3,227	4,131	4,991	3,527	5,217

Foreign currency transaction (gains) losses on short-term intercompany balances	(1,595)	422	417	176	(190)
Acquisition obligations classified as compensation	—	371	800	334	288
Transformation severance and related expenses	—	—	2,031	1,267	1,036
Litigation settlement	650	—	—	—	—
Gain on bargain purchase, net	(2,388)
Costs for overtime pay claim	—	—	—	—	577
Stock-based compensation	3,345	3,980	5,093	3,663	4,479

Adjusted EBITDA	$28,124	$21,628	$24,457	$18,051	$23,208

RISK FACTORS

An investment in the common stock offered by this prospectus supplement involves substantial risk of loss. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below, as well as the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, and any subsequently filed periodic reports that are incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase shares of our common stock. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the trading price of our common stock could decline, and you may lose all or a part of your investment.

Risks Relating to Our Business

Revenues from our accounts payable Profit Recovery Services business declined for several years through 2010. We must successfully execute our Profit Recovery Services growth strategy in order to increase our revenues, and must lower our cost of delivery in order to maintain profitability.

Over time, our clients tend to resolve recurring transaction processing deficiencies. In addition, many of our clients have an internal staff that audits the transactions before we do. As the skills, experience and resources of our clients’ internal recovery audit staffs improve, they will identify many overpayments themselves and reduce some of our audit recovery opportunities. Based on these and other factors, including competitive rate pressures and loss of clients from time to time, without improved audit execution and acquisition of new clients, we believe that our accounts payable Profit Recovery Services business will experience revenue declines and may incur losses.

We depend on our largest clients for significant revenues, so losing a major client could adversely affect our revenues and liquidity.

We generate a significant portion of our revenues from our largest clients. Our five largest clients collectively accounted for approximately 30.2% of our annual revenues in 2011, 31.3% in 2010 and 29.9% in 2009. Wal-Mart Stores Inc. (and its affiliated companies) accounted for approximately 10.2% of our total revenues in 2011, 12.1% in 2010 and 12.3% in 2009. If we lose any of our major clients, our results of operations and liquidity could be materially and adversely affected. Although we continually seek to diversify our customer base, we may be unable to offset the effects of an adverse change in one of our key client relationships. For example, if our existing customers elect not to renew their contracts with us at the expiration of the current terms of those contracts, or reduce the services they purchase thereunder, our recurring revenue base will be reduced, which could have a material adverse effect on our results of operations. In addition, we could lose clients if they cancel their agreements with us, if we fail to win a competitive bid at the time of contract renewal, if the financial condition of any of our clients deteriorates or if our clients are acquired by, or acquire, companies with which we do not have contracts, any of which could materially and adversely affect our results of operations.

Our growth strategy may not be successful.

Our objectives are to build on our position as the leading worldwide provider of Profit Recovery Services and to develop and grow our Profit Optimization and Healthcare Claims Recovery Audit businesses. Our strategic plan to achieve these objectives focuses on efforts designed to maintain our dedicated focus on clients and rekindle our growth. These efforts are ongoing, and the results of the strategy will not be known until sometime in the future. Successful execution of our strategy requires sustained management focus, organization and coordination over time, as well as success in building relationships with third parties. If we are unable to execute our strategy successfully, our results of operations and cash flows could be adversely affected. In addition, execution of our strategy will require material investments and additional costs that may not yield incremental revenues and improved financial performance as planned.

The terms of our credit facility place restrictions on us, which create risks of default and reduce our flexibility.

Our current credit facility contains a number of affirmative, negative, and financial covenants that limit our ability to take certain actions and require us to comply with specified financial ratios and other performance covenants. No assurance can be provided that we will not violate the covenants of our secured credit facility in the future. If we are unable to comply with our financial covenants in the future, our lenders could pursue their contractual remedies under the credit facility, including requiring the immediate repayment in full of all amounts outstanding, if any. Additionally, we cannot be certain that, if the lenders demanded immediate repayment of any amounts outstanding, we would be able to secure adequate or timely replacement financing on acceptable terms or at all.

Our ability to make payments due on our debt will depend upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient to make these payments, we may take actions such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Some or all of these actions may not be sufficient to allow us to service our debt obligations and we could be required to file for bankruptcy. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. In addition, our credit agreements may limit our ability to take several of these actions. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully could materially and adversely affect our business, results of operations and financial condition.

We have incurred and will continue to incur significant costs in establishing the necessary resources to provide services for Medicare, Medicaid and other Healthcare Claims recovery audit work. Furthermore, revenues from our Medicare, Medicaid and other Healthcare Claims recovery audit work lag significantly behind these costs and may not justify the costs incurred.

We have expended substantial resources in connection with preparing for and providing Healthcare Claims Recovery Audit Services, including those under CMS’s Medicare RAC program. We continue to incur significant costs relating to our Healthcare Claims Recovery Audit Services business, including our participation as a subcontractor in the national Medicare RAC program. We incurred operating losses of approximately $4.5 million, $4.8 million and $4.0 million during the years ended December 31, 2011, 2010 and 2009, respectively, in connection with our Healthcare Claims Recovery Audit work. In addition, as a result of the complex regulations governing many healthcare payments and recoupments, including a multi-layered scheme for provider appeals of overpayment determinations under the Medicare RAC program, the terms of our Medicare RAC subcontracts, Medicaid RAC contracts, and the complexity of Medicare, Medicaid and other healthcare data, systems and processes, generally, it is more difficult and takes longer to achieve recoveries from Healthcare Claims Recovery Audit Services than in other areas of our business.

Our participation in the Medicare recovery audit program is as a subcontractor, and, consequently, is subject to being reduced or eliminated should our subcontracts be terminated or should the prime contractors with whom we have contracted have their prime contracts with CMS terminated or should those contracts expire.

Under CMS’s Medicare recovery audit contractor program, we are participating as a subcontractor in three of the program’s four geographic regions. Accordingly, we have entered into three separate subcontracts with the prime contractors and are not directly contracting with CMS. Under these circumstances, we generally bear the risk that the prime contractors will not meet their performance obligations to CMS under the prime contract, that the prime contractors will not pay us amounts due under the subcontracts and that the prime contractors will seek to terminate our subcontracts or otherwise minimize our role in the Medicare RAC program. Furthermore, the failure of a prime contractor to perform its obligations to CMS could result in the termination of the associated contract with CMS, which would, in turn, result in the termination of our subcontract. Additionally, CMS could choose not to exercise its option to extend its contract with any of the prime contractors at the end of any one-year term, which would also, in turn, result in our subcontract with that prime contractor expiring. The termination or expiration of any of these subcontracts or the failure of the prime contractors to make required payments to us could have a material adverse effect on our business, financial condition and results of operations.

Recovery auditing of Medicare and Medicaid spending is subject to a number of pressures and uncertainties that could impact our future opportunities and revenues from this business.

As contrasted with recovery audit services provided to our retail and commercial clients, recovery audit of Medicare and Medicaid spending is legislatively mandated and is subject to, among other things, the efforts of healthcare providers and provider associations, including political pressures, to end or severely limit the Medicare and Medicaid recovery audit programs. We expect these efforts and political pressures to be ongoing throughout the life of these programs. During 2007, for example, a number of significant developments resulted from these efforts. In October 2007, CMS implemented a temporary “pause” in our review under the Medicare RAC demonstration program of certain payments made to rehabilitation hospitals. Further, in November 2007, legislation was introduced in Congress proposing a one-year halt to CMS’s Medicare RAC demonstration program and calling for an assessment of the program by the U.S. Government Accountability Office. Although the referenced legislation was not passed, and the national Medicare RAC program is in place, similar legislative efforts to delay or eliminate RAC programs could emerge at any time, and management is unable to assess the prospects for the success of any such efforts. If federally mandated recovery audit programs are significantly limited or delayed, subjected to burdensome or commercially challenging requirements, terms and/or conditions, or altogether terminated, our future revenues, operating results and financial condition could be materially and adversely affected.

The prime contracts for the Medicare recovery audit program are scheduled to expire in 2014 and we may not be selected to receive any prime contracts or subcontracts during the re-bid process.

We currently serve as a subcontractor to the prime contractor on three of the four prime contracts in the Medicare RAC program. All four of these contracts are set to expire in 2014 and contracts for the performance of future Medicare RAC services will be subject to a bidding process administered by CMS. CMS is expected to award the RAC contracts to more than one contractor and divide the country into geographic regions for contracting purposes. We will be competing to participate in the RAC program as a prime contractor through the bidding process. While we believe we are well-positioned to compete in the bidding process, there are no assurances that we will receive any contract when the new Medicare RAC contracts are ultimately awarded. The failure to receive any of these contracts could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to protect and maintain the competitive advantage of our proprietary technology and intellectual property rights.

Our operations could be materially and adversely affected if we are not able to protect our proprietary software, audit techniques and methodologies, and other intellectual property rights. We rely on a combination of trade secret and copyright laws, nondisclosure and other contractual arrangements and technical measures to protect our proprietary rights. Although we presently hold U.S. and foreign registered trademarks and U.S. registered copyrights on certain of our proprietary technology, we may be unable to obtain similar protection on our other intellectual property. In addition, our foreign registered trademarks may not receive the same enforcement protection as our U.S. registered trademarks.

Additionally, to protect our confidential and trade secret information, we generally enter into nondisclosure agreements with our employees, consultants, clients and potential clients. We also limit access to, and distribution of, our proprietary information. Nevertheless, we may be unable to deter misappropriation or unauthorized dissemination of our proprietary information, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In spite of the level of care taken to protect our intellectual property, there is no guarantee that our sensitive proprietary information will not be improperly accessed or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Moreover, although we are not aware of any infringement of our services and products on the intellectual property rights of others, we also are subject to the risk that someone else will assert a claim against us in the future for violating their intellectual property rights.

Cyber-security incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of services, damaging our reputation or exposing us to liability.

We receive, process, store and transmit, often electronically, the confidential data of our clients and others. Unauthorized access to our computer systems or stored data could result in the theft or improper disclosure of confidential information, the deletion or modification of records or could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including transmissions over the Internet or other electronic networks. Despite implemented security measures, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming and/or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our clients and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our clients or others, whether by us or a third party, could (i) subject us to civil and criminal penalties, (ii) have a negative impact on our reputation, (iii) expose us to liability to our clients, third parties or government authorities, and (iv) cause our present and potential clients to choose another service provider. Any of these developments could have a material adverse effect on our business, results of operations and financial condition.

Operational failures in our data processing facilities could harm our business and reputation.

An interruption of data processing services caused by damage or destruction of our facilities or a failure of our data processing equipment could result in a loss of clients, difficulties in obtaining new clients and a reduction in revenue. In addition, we also may be liable to third parties or our clients because of such interruption. These risks would increase with longer service interruptions. Despite any disaster recovery and business continuity plans and precautions we have implemented (including insurance) to protect against the effects of service delivery interruptions, such interruptions could result in a material adverse effect on our business, results of operations and financial condition.

Client and vendor bankruptcies and financial difficulties could reduce our earnings.

Our clients generally operate in intensely competitive environments and, accordingly, bankruptcy filings by our clients are not uncommon. Bankruptcy filings by our large clients or the significant vendors who supply them or unexpectedly large vendor claim chargebacks lodged against one or more of our larger clients could have a materially adverse effect on our financial condition and results of operations. Similarly, our inability to collect our accounts receivable due to other financial difficulties of one or more of our large clients could adversely affect our financial condition and results of operations.

Recent economic conditions which have adversely impacted the U.S. retail industry may continue to have a negative impact on our revenues. Since we generally audit our clients’ purchases up to 15 months in arrears, we cannot yet determine if we have experienced the full impact of the recent economic downturn on our business and revenues. Although retail industry economic conditions have improved from recent levels, our revenues may continue to be impacted negatively by the general retail environment. Specifically, client liquidity and the liquidity of client vendors can have a significant impact on claim production, the claim approval process, and the ability of clients to offset or otherwise make recoveries from their vendors.

If a client files for bankruptcy, we could be subject to an action to recover certain payments received in the 90 days prior to the bankruptcy filing known as “preference payments.” If we are unsuccessful in defending against such claims, we would be required to make unbudgeted cash payments which could strain our financial liquidity, and our earnings would be reduced.

Our failure to retain the services of key members of our management team and highly skilled personnel could adversely impact our operations and financial performance.

Our future success depends largely on the efforts and skills of our management team, including our executive officers and key employees. As such, we have entered into employment agreements with key members of our management team. While these employment agreements include limits on the ability of these key employees to directly compete with us in the future, nothing prevents them from leaving our company.

In addition, it is especially challenging to attract and retain highly qualified skilled auditors and other professionals in an industry where competition for skilled personnel is intense. Accordingly, our future performance also depends, in part, on the ability of our management team to work together effectively, manage our workforce, and retain highly qualified personnel.

We rely on operations outside the U.S. for a significant portion of our revenues and are increasingly dependent on operations outside the U.S. for supporting our operations globally.

Operations outside the U.S. generated approximately 47.3% of our annual revenues in 2011, 49.7% in 2010, 45.9% in 2009 and 39.6% for the nine months ended September 30, 2012. These international operations are subject to numerous risks, including:

•	greater exposure to the possibility of economic instability, the disruption of operations from labor and political disturbances, expropriation or war in the international markets we serve;

•	difficulties in staffing and managing foreign operations and in collecting accounts receivable;

•

fluctuations in currency exchange rates, particularly weaknesses in the British pound, the euro, the Canadian dollar, the Mexican peso, the Brazilian real and other currencies of countries in which we transact business, which could result in currency translations that materially reduce our revenues and earnings;

•	costs associated with adapting our services to our foreign clients’ needs;

•	unexpected changes in regulatory requirements and laws;

•	expenses and legal restrictions associated with transferring earnings from our foreign subsidiaries to us;

•	difficulties complying with a variety of foreign laws and regulations, such as those relating to data content retention, privacy and employee welfare;

•	business interruptions due to widespread disease, potential terrorist activities, or other catastrophes;

•	reduced or limited protection of our intellectual property rights;

•	longer accounts receivable cycles; and

•	competition with large or state-owned enterprises or regulations that effectively limit our operations and favor local competitors.

Because we expect a significant portion of our revenues to continue to come from operations outside the U.S., and expect to continue transitioning certain of our operations to locations outside the U.S., the occurrence of any of these events could materially and adversely affect our business, financial condition and results of operations.

In 2011, our European operations accounted for approximately 29.3% of our consolidated revenues. There have been continuing concerns and uncertainties regarding the stability of the European economies. A decline in the economic conditions in Europe may materially and adversely affect our operations both in Europe and on a consolidated basis.

Furthermore, in 2010 we began transitioning certain of our core data processing and other functions to locations outside the U.S., including India, where 8% of our employees were located at December 31, 2011. India has from time to time experienced instances of civil unrest and hostilities with Pakistan. In recent years, there have been military confrontations between India and Pakistan in the region of Kashmir and along the India-Pakistan border as well as terrorist activity in several major Indian cities. Although the relations between the two countries generally have been improving, military activity or terrorist attacks in the future could adversely affect the Indian economy by disrupting communications and making travel more difficult, which may have a material adverse effect on our ability to deliver services from India. Disruption in our Indian operations could materially and adversely affect our profitability and our ability to execute our growth strategy.

Our Profit Recovery Services, Healthcare Claim Recovery Audit Services and Profit Optimization businesses operate in highly competitive environments and are subject to pricing pressure.

The recovery audit services business is highly competitive, with numerous other recovery audit firms and other providers of recovery audit services. In addition, many of our clients have developed their own internal recovery audit capabilities. As a result of competition among the providers of recovery audit services and the availability of certain recovery audit services from clients’ internal audit departments, our recovery audit services business is subject to intense price pressure. Such price pressure could cause our profit margins to decline and have a material adverse effect on our business, financial condition, and results of operations.

Our Profit Optimization Services business also has numerous competitors varying in size, market strength and specialization. This business faces fierce competition, in some cases, from firms who have established and well-known franchises and brands. Frequently, this business must compete not only on service quality and expertise, but also on price. Intense price competition faced by this service line could negatively impact our profit margins and have a potential adverse effect on our business, financial condition and results of operations.

Our client contracts generally contain provisions under which the client may terminate our services prior to the completion of the agreement.

Many of our client contracts provide that the client may terminate the contract without cause prior to the end of the term of the agreement by providing us with relatively short prior written notice of the termination. As a result, the existence of contractual relationships with our clients is not an assurance that we will continue to provide services for our clients through the entire terms of their respective agreements. If clients representing a significant portion of our revenues terminated their agreements unexpectedly, we may not, in the short-term, be able to replace the revenues and earnings from such contracts and this would have a material adverse effect on our operations and financial results. In addition, client contract terminations also could harm our reputation within the industry which could negatively impact our ability to obtain new clients.

Our failure to comply with applicable governmental privacy laws and regulations could substantially impact our business, operations and financial condition.

We are subject to extensive and evolving federal, state and foreign privacy laws and regulations. Changes in privacy laws or regulations or new interpretations of existing laws or regulations could have a substantial effect on our operating methods and costs. Failure to comply with such regulations could result in the termination or loss of contracts, the imposition of contractual damages, civil sanctions, damage to our reputation, or in certain circumstances, criminal penalties, any of which could have a material adverse effect on our results of operations, financial condition, business and prospects. Determining compliance with such regulations is complicated by the fact that many of these laws and regulations have not been fully interpreted by governing regulatory authorities or the courts, and many of the provisions of such laws and regulations are open to a wide range of interpretations. There can be no assurance that we are or have been in compliance with all applicable existing laws and regulations or that we will be able to comply with new laws or regulations.

The ownership change that occurred as a result of our 2006 exchange offer limits our ability to use our net operating losses.

We have substantial tax loss and credit carry-forwards for U.S. federal income tax purposes. On March 17, 2006, as a result of the closing of an exchange offer, we experienced an ownership change as defined under Section 382 of the Internal Revenue Code (“IRC”). This ownership change resulted in an annual IRC Section 382 limitation that limits the use of certain tax attribute carry-forwards. Of the $59.6 million of U.S. federal net loss carry-forwards available to us, $20.6 million of the loss carry-forwards are subject to an annual usage limitation of $1.4 million. We believe that such limitations and the loss of these carry-forwards may significantly increase our projected future tax liability.

Certain of our tax positions may be subject to challenge by the Internal Revenue Service and other tax authorities, and if successful, these challenges could increase our future tax liabilities and expense.

For U.S. federal income tax purposes, as well as local country tax purposes in the jurisdictions where we operate, from time to time we take positions under provisions of applicable tax law that are subject to varying interpretations. Certain of our tax positions may be subject to challenge by the applicable taxing authorities, including, in the U.S., the Internal Revenue Service. If our tax positions are successfully challenged, our tax liabilities and expense could significantly increase.

While we believe that our tax positions are proper based on applicable law and we believe that it is more likely than not that we would prevail with respect to challenges to these positions, we can make no assurances that we would prevail if our positions are challenged or that business economics would justify the mounting of a legal defense against such challenges. If our tax positions are successfully challenged by the U.S. or non-U.S. taxing authorities, it could increase our tax liabilities and expense and have a material adverse impact on our financial position, results of operations and cash flows.

Future impairment of goodwill, other intangible assets and long-lived assets would reduce our future earnings.

As of September 30, 2012, our goodwill and other intangible assets totaled $33.6 million. We must perform annual assessments to determine whether some portion, or all, of our goodwill, intangible assets and other long-lived assets are impaired. Future annual impairment testing could result in a determination that our goodwill, other intangible assets or our long-lived assets have been impaired. Future adverse changes in the business environment or in our ability to perform audits successfully and compete effectively in our markets or the discontinuation of our use of certain of our intangible or other long-lived assets could result in impairment which could materially adversely impact future earnings.

Risks Related to this Offering and the Ownership of Our Common Stock

Our stock price has been and may continue to be volatile.

Our common stock is currently traded on The NASDAQ Global Market. The trading price of our common stock has been and may continue to be subject to large fluctuations. For example, for the nine months ended September 30, 2012, our stock traded as high as $8.85 per share and as low as $5.29 per share. Our stock price may increase or decrease in response to a number of events and factors, including:

•	future announcements concerning us, key clients or competitors;

•	quarterly variations in operating results and liquidity;

•	changes in financial estimates and recommendations by securities analysts;

•	developments with respect to technology or litigation;

•	changes in applicable laws and regulations;

•	the operating and stock price performance of other companies that investors may deem comparable to our company;

•	acquisitions and financings; and

•	sales and purchases of our stock by insiders.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline.

The trading market for our common stock depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade their valuation of our stock or otherwise form and publish more negative opinions, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have broad discretion in the use of the proceeds of this offering, which could result in our utilization of the proceeds in ways that may not yield a return to shareholders.

Our Board of Directors and management will have broad discretion over the use and investment of the net proceeds from this offering, and accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. Our management may utilize a portion or all of the net proceeds from this offering in ways that our shareholders may not agree with or that may not yield a favorable return, if any. You will not have the opportunity to influence our decision on how the net proceeds from this offering are used. The failure of our management to apply the net proceeds from this offering effectively could harm our business, financial condition and results of operations.

Future sales or issuances of our common stock may cause the market price of our common stock to decline.

The sale of substantial amounts of our common stock, whether directly by us, by the selling stockholders or in the secondary market, including by the selling stockholders in this offering, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could, in turn, materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities. In addition, we may issue in the future capital stock or other equity securities that have rights or preferences that are senior to those of our common stock which could cause the value of our common stock to decline.

We have never paid dividends on our common stock, and because we do not anticipate paying any such cash dividends in the foreseeable future, capital appreciation, if any, of our common stock is likely to be your sole source of gain on an investment in our stock.

We have never paid cash dividends on our common stock and we currently intend to retain our cash and future earnings, if any, to fund the development and growth of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Moreover, restrictive covenants included in our secured credit facility specifically prohibit payment of cash dividends and limit the amount of our common stock that we may repurchase to $1.0 million on an annual basis. As a result, capital appreciation, if any, of our common stock is likely to be your sole source of gain for the foreseeable future.

Our articles of incorporation, bylaws, shareholder rights plan and Georgia law may inhibit a change of control that shareholders may favor.

Our articles of incorporation, bylaws and Georgia law contain provisions that may delay, deter or inhibit a future acquisition of PRGX that is not approved by our Board of Directors. This could occur even if our shareholders receive attractive offers for their shares or if a substantial number, or even a majority, of our shareholders believe the takeover is in their best interest. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our Board of Directors in connection with the transaction. Provisions that could delay, deter or inhibit a future acquisition include the following:

•	a classified Board of Directors;

•	the requirement that our shareholders may only remove directors for cause;

•	specified requirements for calling special meetings of shareholders;

•	the ability of the Board of Directors to consider the interests of various constituencies, including our employees, clients and creditors and the local community, in making decisions; and

•

the ability of the Board of Directors to issue shares of preferred stock with such designations, powers, preferences and rights as it determines, without any further vote or action by our shareholders.

In addition, we have in place a “poison pill” shareholders’ rights plan that could trigger a dilutive issuance of common stock upon substantial purchases of our common stock by a third party that are not approved by the Board of Directors. These provisions also could discourage bids for our shares of common stock at a premium and could have a material adverse effect on the market price of our common stock.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the common stock offered pursuant to this prospectus supplement will be approximately $15.7 million (or approximately $21.8 million if the underwriters exercise their overallotment option in full), based upon an assumed public offering price of $6.86 per share, the last reported sales price of our common stock on the NASDAQ Global Market on November 26, 2012, and after deducting the underwriting discounts and commissions and estimated offering expenses that are payable by us. We will not receive any proceeds from sales made by the selling stockholders. Each $1.00 increase or decrease in the assumed public offering price of $6.86 per share would increase or decrease, respectively, the estimated net proceeds from this offering by approximately $2.4 million (or approximately $3.2 million if the underwriters exercise their overallotment option in full).

We intend to use the net proceeds from the sale of our common stock for working capital and general corporate purposes, including potential acquisitions. We have not yet determined all of our anticipated expenditures and cannot estimate the amounts to be used for each of the purposes discussed above. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have broad discretion in applying the net proceeds from this offering.

Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

PRICE RANGE OF COMMON STOCK

Our common stock is traded under the symbol “PRGX” on The NASDAQ Global Market (NASDAQ). As of November 26, 2012, there were 260 holders of record of our common stock and management believes there were approximately 3,400 beneficial holders. The following table sets forth, for the quarters indicated, the range of high and low sales prices for the Company’s common stock as reported by NASDAQ during 2012, 2011 and 2010.

	High	Low
2012
Fourth Quarter (through November 26, 2012)	$8.60	$6.49
Third Quarter	$8.85	$7.00
Second Quarter	$8.07	$5.66
First Quarter	$6.50	$5.29
2011
Fourth Quarter	$6.23	$4.07
Third Quarter	$7.42	$4.48
Second Quarter	$8.39	$5.99
First Quarter	$6.64	$5.41
2010
Fourth Quarter	$6.53	$5.65
Third Quarter	$5.75	$4.00
Second Quarter	$6.93	$3.60
First Quarter	$6.27	$5.01

DIVIDEND POLICY

We have not paid cash dividends on our common stock since we became a public company in 1996 and do not intend to pay cash dividends in the foreseeable future. Moreover, restrictive covenants included in our secured credit facility specifically prohibit payment of cash dividends and limits the amount of our common stock that we may repurchase to $1.0 million on an annual basis. Consequently, shareholders will need to sell shares of our common stock to realize a return on their investment, if any.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and investments and capitalization as of September 30, 2012:

•	on an actual basis; and

•

on an as adjusted basis to reflect the sale by us of 2,500,000 shares of common stock in this offering at an assumed public offering price of $6.86 per share (the closing price of our common stock on The NASDAQ Global Market on November 26, 2012), after deducting underwriting discounts and commissions and estimated offering expenses.

This table should be read with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing in our most recent quarterly and annual reports, which are incorporated by reference herein. See “Incorporation of Certain Information by Reference” in this prospectus supplement. Each $1.00 increase or decrease in the assumed public offering price of $6.86 per share would increase or decrease, respectively, the estimated net proceeds from this offering by approximately $2.4 million (or approximately $3.2 million if the underwriters exercise their overallotment option in full).

	As of September 30, 2012
	Actual	As Adjusted(1)
	(Unaudited in thousands, except share data)
Cash and cash equivalents	$19,863	$35,584
Long-term debt, including current portion	6,750	6,750
Shareholders’ equity:
Common stock, no par value; $.01 stated value per share. Authorized 50,000,000 shares; 25,386,551 shares issued and outstanding, actual, and 27,897,907 shares issued and outstanding, as adjusted	254	279
Additional paid-in capital	577,755	593,451
Accumulated deficit	(514,733)	(514,733)
Accumulated other comprehensive income	3,595	3,595

Total shareholders’ equity	66,871	82,592
Total capitalization	$73,621	$89,432

(1) If the underwriters’ option to purchase additional shares is exercised in full, (i) an additional 937,385 shares of common stock would be issued and we would receive approximately $6.0 million in additional net proceeds; and (ii) total shareholders’ equity and total capitalization would also both increase by approximately $6.0 million.

SELLING STOCKHOLDERS

We have registered shares of our common stock for sale by the selling stockholders named below. The selling stockholders will pay all discounts and commissions incurred with respect to the sale of their shares in this offering, while we will pay all other expenses. The following table sets forth:

•	the number and percentage of shares of our common stock that the selling stockholders beneficially owned prior to the offering of the shares under this prospectus supplement;

•	the number of shares of our common stock that may be offered hereby; and

•

the number and percentage of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming no exercise of the underwriters’ option to purchase up to an aggregate of 937,385 additional shares of our common stock from us to cover overallotments).

Selling Stockholders	Shares Beneficially Owned Prior to this Offering		Number of Shares Offered	Shares Beneficially Owned After this Offering
	Number	Percentage(1)		Number	Percentage(1)
Blum Capital Partners, L.P.(2)	14,807	0.06%	14,807	0	0%
BK Capital Partners IV, L.P.(2)	1,369	0.01%	1,369	0	0%
Blum Strategic Partners II, L.P.(2)	2,674,822	10.53%	2,674,822	0	0%
Blum Strategic Partners II GmbH & Co. KG(2)	55,148	0.22%	55,148	0	0%
Richard C. Blum & Associates, Inc.(2)	3,088	0.01%	3,088	0	0%
Prism Partners I, L.P.(3)	239,453	0.94%	25,622	213,831	0.77%
Prism Partners III Leveraged, L.P.(3)	874,185	3.44%	102,486	771,699	2.77%
Prism Partners IV Leveraged Offshore Fund(3)	871,892	3.43%	871,892	0	0%

(1) Applicable percentage ownership prior to this offering is based upon 25,397,907 shares of common stock outstanding at November 26, 2012. Applicable percentage ownership after this offering is based upon 27,897,907 shares of common stock outstanding immediately after the completion of this offering (assuming no exercise of the underwriters’ over-allotment option). Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of November 26, 2012 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2) Blum Capital Partners, L.P., a California limited partnership (“Blum L.P.”); Richard C. Blum & Associates, Inc., a California corporation (“RCBA Inc.”); Blum Strategic GP II, L.L.C., a Delaware limited liability company (“Blum GP II”); and Blum Strategic Partners II, L.P. (“Blum Strategic II”), a Delaware limited partnership, are referred to herein as the “Blum Reporting Persons.” Blum L.P.’s principal business is acting as a general partner for investment partnerships and providing investment advisory services. Blum L.P. is an investment adviser registered with the SEC. Voting and investment power concerning the above shares are held jointly by Blum L.P. and Blum GP II. The Blum Reporting Persons may be deemed to have beneficial ownership of an aggregate of 2,749,234 shares of Common Stock. As the sole general partner of Blum L.P., RCBA Inc. may be deemed to be the beneficial owner of the securities of which Blum L.P. has voting and investment power. RBCA Inc., Blum L.P., and Blum GP II disclaim beneficial ownership over the shares except to the extent of their pecuniary interest therein. The address of each of the entities is 909 Montgomery St., Ste. 400, San Francisco, CA 94133.

(3) The general partner of both Prism Partners I, L.P., a California limited partnership, and Prism Partners III Leveraged, L.P., a Delaware limited partnership, is Weintraub Capital Management, L.P., a California limited partnership (“Weintraub Capital”). Weintraub Capital also serves as the investment adviser to Prism Partners IV Leveraged Offshore Fund. Weintraub Capital is an investment adviser registered with the SEC, and its controlling owner is Jerald M. Weintraub. The address of Weintraub Capital, Prism Partners I, L.P. and Prism Partners III Leveraged, L.P. is 44 Montgomery Street, Suite 4100, San Francisco, CA 94104, and the address of Prism Partners IV Leveraged Offshore Fund is c/o Citi Hedge Fund Services, Ltd., Hemisphere House, 9 Church Street, Hamilton, HM11, Bermuda.

One of the Company’s directors, N. Colin Lind, serves as a Senior Advisor to Blum L.P.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a discussion of the material U.S. federal income and estate tax consequences with respect to the ownership and disposition of our common stock that may be relevant to a non-U.S. holder (defined below) that acquires our common stock pursuant to this offering. The discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury regulations promulgated thereunder and U.S. Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations (possibly on a retroactive basis) so as to result in tax consequences different from those summarized below. We cannot assure you that a change in or differing interpretation of the U.S. federal income or estate tax laws will not alter significantly the tax consequences that we describe in this summary.

The discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•	a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury regulations to be treated as a U.S. person for such purposes.

This discussion does not address the U.S. federal income and estate tax rules applicable to any person that holds our common stock through entities or arrangements treated as partnerships for U.S. federal income tax purposes or to such entities or arrangements themselves. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in that partnership will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships that hold our common stock, and owners of equity interests in such partnerships, should consult their own tax advisors regarding the tax consequences of the, ownership and disposition of our common stock.

This discussion does not consider:

•	any state, local or non-U.S. tax consequences;

•	any tax consequences or computation of the alternative minimum tax;

•	any U.S. federal gift tax consequences;

•

any U.S. federal tax considerations that may be relevant to a non-U.S. holder in light of its particular circumstances or to non-U.S. holders that may be subject to special treatment under U.S. federal tax laws, including without limitation, banks or other financial institutions, insurance companies, tax-exempt organizations, certain trusts, hybrid entities, “controlled foreign corporations,” “passive foreign investment companies,” certain former citizens or residents of the United States, holders subject to U.S. federal alternative minimum tax, broker-dealers, dealers or traders in securities or currencies and holders that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; or

•	any U.S. federal tax considerations that may be relevant to a U.S. holder.

Prospective investors are urged to consult their own tax advisors regarding the application of the U.S. federal income and estate tax laws to their particular situations and the consequences under U.S. federal gift tax laws, as well as non-U.S., state and local laws and tax treaties.

Dividends

As previously discussed, we have never declared or paid a cash dividend on our capital stock. If we pay dividends on our common stock in the future, however, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will constitute a return of capital and first reduce the non-U.S. holder’s adjusted tax basis, but not below zero, and then will be treated as gain from the sale of stock, discussed below under “Gain on Disposition of Common Stock.”

The gross amount of a dividend paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or a lower rate under an applicable income tax treaty, unless the dividend is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment of the non-U.S. holder within the United States). Non-U.S. holders will be required to satisfy certain certification and disclosure requirements (generally on a properly executed IRS Form W-8 BEN) in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. These forms must be periodically updated. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. Special rules apply in the case of common stock held by certain non-U.S. holders that are entities (such as partnerships and other pass-through entities) rather than individuals and these rules may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, attributable to a permanent establishment in the United States, will be taxed on a net income basis at graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. In such cases, the applicable withholding agent will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements (generally, by providing a properly executed IRS Form W-8ECI). In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a non-U.S. corporation that are effectively connected with the conduct of a trade or business in the United States.

A non-U.S. holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund or credit together with the required information with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our common stock unless one of the following applies:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in this case, the non-U.S. holder generally will be taxed on its net gain derived from the disposition at graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a non-U.S. corporation, the “branch profits tax” described above may also apply;

•

the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; in this case, the non-U.S. holder will be subject to a 30% tax on the amount by which the gain derived from the sale or other disposition of our common stock and any other U.S.-source capital gains realized by the non-U.S. holder in the same taxable year exceed the U.S.-source capital losses realized by the non-U.S. holder in that taxable year unless an applicable income tax treaty provides an exemption or a lower rate; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We do not believe that we have been, are, or will become, a U.S. real property holding corporation, although there can be no assurance in this regard. If we are, or were to become, a U.S. real property holding corporation at any time during the applicable period, however, any gain realized on a disposition of our common stock by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period generally would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Information Reporting and Backup Withholding Tax

Dividends and proceeds from the sale or other taxable disposition of our common stock are potentially subject to backup withholding. In general, backup withholding will not apply to dividends on our common stock paid to a non-U.S. holder if the holder has provided to the applicable withholding agent the required certification (generally on a properly executed IRS Form W-8 BEN or W-8ECI) that it is not a U.S person or otherwise establishes an exemption.

Generally, the applicable withholding agent must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. Pursuant to income tax treaties or some other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.

In general, backup withholding and information reporting will not apply to proceeds from the disposition of our common stock paid to a non-U.S. holder within the United States or conducted through certain U.S.-related financial intermediaries if the non-U.S. holder has provided the required certification that it is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or non-U.S. jurisdiction or under any applicable tax treaty.

Legislation Relating to Foreign Accounts

Under legislation enacted in 2010 and recent guidance from the U.S. Internal Revenue Service, the relevant withholding agent generally will be required to withhold 30% of any dividends on our common stock paid after December 31, 2013 and the gross proceeds from a sale of our common stock paid after December 31, 2014 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. Non-U.S. holders should consult their own tax advisers regarding the particular consequences to them of this legislation and guidance.

Federal Estate Tax

Shares of common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death are considered U.S. situs assets includible in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise. Prospective investors are urged to consult their tax advisors regarding the U.S. federal estate tax considerations of acquiring, holding, and disposing of common stock.

UNDERWRITING

The underwriters named below have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and among William Blair & Company, L.L.C., as representative of the underwriters, us and the selling stockholders, to purchase from us and the selling stockholders the respective number of shares of common stock set forth opposite each underwriter’s name in the table below.

Underwriter	Number of Shares
William Blair & Company, L.L.C.
Robert W Baird & Co. Incorporated
Barrington Research Associates, Inc.
B. Riley & Co., LLC

Total	6,249,234

This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of our common stock being sold pursuant to this prospectus supplement at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus supplement. According to the terms of the underwriting agreement, the underwriters either will purchase all of the shares of our common stock being sold pursuant to this prospectus supplement or none of them. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The representative of the underwriters has advised us that the underwriters propose to offer our common stock to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession of not more than $             per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $             per share to certain other dealers. The underwriters will offer the shares of our common stock subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares of our common stock in whole or in part. The underwriters expect that we and the selling stockholders will deliver the shares to the underwriters through the facilities of The Depository Trust Company in New York, New York on or about                     , 2012. At that time, the underwriters will pay us and the selling stockholders for the shares in immediately available funds. After commencement of the public offering, the representative may change the public offering price and other selling terms.

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 937,385 additional shares of common stock at the same price per share to be paid by the underwriters for the other shares offered hereby solely for the purpose of covering overallotments, if any. If the underwriters purchase any such additional shares pursuant to this option, each of the underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering excess sales, if any, made in connection with the distribution of the shares of our common stock offered hereby. The underwriters will offer any additional shares of our common stock that they purchase on the terms described in the preceding paragraph.

The following table summarizes the compensation to be paid to the underwriters by us and the selling stockholders. This information assumes either no exercise or full exercise by the underwriters of their overallotment option:

	Per Share		Total
	Without Over- Allotment	With Over- Allotment	Without Over- Allotment	With Over- Allotment
Underwriting discount paid by us	$	$	$	$
Underwriting discount paid by selling stockholders	$	$	$	$

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $400,000.

We, the selling stockholders and each of our other directors and executive officers have agreed to not sell or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 90 days after the date of this prospectus supplement without obtaining the prior written consent of William Blair & Company, L.L.C. Specifically, we and these other persons have agreed, with certain limited exceptions described below, not to directly or indirectly:

•

offer, sell (including “short” selling), assign, transfer, encumber, pledge, contract to sell, grant an option to purchase, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition at any time in the future of) any shares of common stock or securities convertible into or exchangeable or exercisable for, common stock held of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act); or

•	enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our common stock.

The 90-day lock-up period for directors, executive officers and selling stockholders will be extended if (1) we release earnings results or material news or a material event relating to us occurs during the last 17 days of the lock-up period, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period. In either case, the lock-up period will be extended for 18 days after the date of the release of the earnings results or the occurrence of the material news or material event, unless William Blair & Company, L.L.C. waives, in writing, such extension.

The lock-up agreements entered into by the selling stockholders and our other directors and executive officers do not extend to transfers or dispositions by any such person (i) by gift, (ii) by will or intestate succession to the transferor’s executors, administrators, legatees or beneficiaries, (iii) to any trust for the direct or indirect exclusive benefit of the transferor or his or her immediate family, or (iv) in the case of a selling stockholder that is a partnership, limited liability company or corporation or similar entity, then as a distribution to partners, members or shareholders or similar parties of such selling stockholder, or as a transfer to such selling stockholder’s affiliates or to any investment fund or other entity controlled or managed by such selling stockholder or such selling stockholder’s affiliates, provided in each case that (A) the recipient of those shares agrees to be bound by the foregoing restrictions for the duration of the lock-up period and (B) no public disclosure or filing by any party (including any transferee, donee or distributee) under the Exchange Act reporting a reduction in beneficial ownership of shares of our common stock is required or will be voluntarily made during the lock-up period in connection with any such transfer or disposition. We may grant options and issue common stock under our existing 2008 Equity Incentive Plan and issue shares in connection with any outstanding options during the lock-up period. We may also issue shares of our common stock as consideration in any acquisition, provided that (x) the recipient of any such shares agrees to be bound by the foregoing restrictions for the duration of the lock-up period and (y) the total number of shares of common stock issued by us in connection with acquisitions shall not exceed 10% of the total number of shares of our common stock then outstanding.

We and the selling stockholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities for misstatements in the registration statements of which this prospectus supplement forms a part, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

The representative has informed us that the underwriters will not confirm, without client authorization, sales to their client accounts as to which they have discretionary authority. The representative has also informed us that the underwriters intend to deliver all copies of this prospectus supplement via electronic means, via hand delivery or through mail or courier services.

In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. An over-allotment involves selling more shares of our common stock in this offering than are specified on the cover page of this prospectus supplement, which results in a syndicate short position. The underwriters may cover this short position by purchasing common stock in the open market or by exercising all or part of their over-allotment option. In addition, the representative may impose a penalty bid. This allows the representative to reclaim the selling concession allowed to an underwriter or selling group member if shares of our common stock sold by such underwriter or selling group member in this offering are repurchased by the representative in stabilizing or syndicate short covering transactions. These transactions, which may be effected on The NASDAQ Global Market or otherwise, may stabilize, maintain or otherwise affect the market price of our common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. We and the underwriters make no representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of our common stock.

One or more of the underwriters currently act as a market maker for our common stock and may engage in “passive market making” in such securities on The NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits, upon the satisfaction of certain conditions, underwriters participating in a distribution that are also NASDAQ market makers in the security being distributed to engage in limited market making transactions during the period when Regulation M would otherwise prohibit such activity. Rule 103 prohibits underwriters engaged in passive market making generally from entering a bid or effecting a purchase price that exceeds the highest bid for those securities displayed on The NASDAQ Global Market by a market maker that is not participating in the distribution. Under Rule 103, each underwriter engaged in passive market making is subject to a daily net purchase limitation equal to the greater of (i) 30% of such entity’s average daily trading volume during the two full calendar months immediately preceding, or any 60 consecutive calendar days ending within the ten calendar days preceding, the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed or (ii) 200 shares of common stock.

Our common stock is currently listed on The NASDAQ Global Market under the symbol “PRGX.”

In the ordinary course of business, some of the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking and other services to us for which they may receive customary fees or other compensation.

LEGAL MATTERS

The validity of the common shares offered hereby, as well as certain legal matters relating to us, will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters related to the offering will be passed upon for the underwriters by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of PRGX Global, Inc. as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 appearing in PRGX Global, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed registration statements on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statements, but does not contain all of the information included in the registration statements or the exhibits. You may read and copy the registration statements and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the Internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is http://www.prgx.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus supplement and the accompanying prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus supplement or the accompanying prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus.

The following documents filed by PRGX with the SEC are hereby incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 15, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed on May 4, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed on August 6, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed on November 6, 2012;

•	Current Reports on Form 8-K filed on March 6, 2012, May 23, 2012, June 22, 2012 and November 7, 2012;

•	Our Definitive Proxy Statement filed on April 30, 2012, as supplemented on June 6, 2012;

•	The description of PRGX’s common stock contained in our Registration Statement on Form 8-A (Registration No. 0-28000), as amended on August 9, 2000; and

•	The description of PRGX’s preferred share purchase rights contained in our Registration Statement on Form 8-A (Registration No. 0-28000), as amended on August 9, 2000.

In addition, all reports and documents subsequently filed by PRGX pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to the Company’s Corporate Secretary, Victor A. Allums, PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, telephone (770) 779-3900.

PRGX GLOBAL, INC.

$100,000,000

Common Stock

Preferred Stock

Preferred Stock Purchase Rights

Senior Debt Securities

Subordinated Debt Securities

Depositary Shares

Warrants

Rights

Stock Purchase Contracts

Stock Purchase Units

Units

and

4,756,771 Shares of Common Stock

to be sold by the Selling Stockholders

By this prospectus and an accompanying prospectus supplement, PRGX Global, Inc. may from time to time offer and sell, in one or more offerings, up to $100,000,000 of any combination of common stock, preferred stock, preferred stock purchase rights, senior debt securities, subordinated debt securities, depositary shares, warrants, rights, stock purchase contracts or stock purchase units or units, or any combination thereof. Also, the selling stockholders identified in this prospectus may, from time to time, offer and sell up to an additional 4,756,771 shares of common stock. See “Selling Stockholders.”

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is quoted on The NASDAQ Global Stock Market under the symbol “PRGX.”

We, or any selling stockholders, may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

These securities are speculative and involve a high degree of risk. You should carefully read the information under the heading “Risk Factors” on page 4 of this prospectus and the risk factors contained in any applicable prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 23, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

i

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this prospectus will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. For a more detailed description of the risks and uncertainties involved, you should also carefully consider the statements contained in, or incorporated by reference to, our filings with the Securities and Exchange Commission. Factors that could lead to material changes in our performance may include, but are not limited to:

•	our ability to successfully execute our profit recovery services growth strategy;

•	our continued dependence on our largest clients for significant revenues;

•

changes to Medicare and Medicaid recovery audit contractor (“RAC”) programs and the impact of our incurring significant costs as a subcontractor in the national Medicare RAC program and otherwise in connection with our healthcare claims recovery audit business;

•	revenues that do not meet expectations or justify costs incurred;

•	our ability to develop material sources of new revenue in addition to revenues from our core accounts payable profit recovery services;

•	changes to revenues from our Medicare recovery audit work due to a number of pressures and uncertainties affecting Medicare spending generally and over which we have little or no control;

•	changes in the market for our services;

•	client and vendor bankruptcies and financial difficulties;

•	our ability to retain and attract qualified personnel;

•	our inability to protect and maintain the competitive advantage of our proprietary technology and intellectual property rights;

•	our reliance on operations outside the U.S. for a significant portion of our revenues;

•

the highly competitive environments in which our profit recovery services, profit optimization services and healthcare recovery audit services businesses operate and the resulting pricing pressure on those businesses;

•	our ability to integrate recent and future acquisitions;

•	uncertainty in the global credit markets;

•	our ability to maintain compliance with our financial covenants;

•	a cyber-security incident involving the misappropriation, loss or unauthorized disclosure or use of confidential information of our clients;

•	effects of changes in accounting policies, standards, guidelines or principles; or

•	terrorist acts, acts of war and other factors over which we have little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

ABOUT THIS PROSPECTUS

In this prospectus, “we,” “us,” “our” or the “Company” refer to PRGX Global, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we and the selling stockholders may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we or the selling stockholders may offer. Each time we or the selling stockholders offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is http://www.prgx.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 15, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed on May 4, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 6, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 6, 2012;

•	Current Reports on Form 8-K, filed on March 6, 2012, May 23, 2012, June 22, 2012 and November 7, 2012;

•	Definitive Proxy Statement, filed on April 30, 2012, as supplemented on June 6, 2012;

•

all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (i) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of this offering, unless otherwise stated therein, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to the Company’s Corporate Secretary, Victor A. Allums, PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, telephone (770) 779-3900.

PRGX GLOBAL, INC.

We are the world’s leading provider of profit recovery services, also known as recovery audit services. We are also pioneering Profit Discovery™, a unique combination of audit, analytics and advisory services that improves client financial performance. With approximately 1,700 employees, we serve clients in more than 30 countries and provide our services to over 75% of the top 30 global retailers and to numerous other commercial enterprises and government agencies with complex payment/purchasing environments and high volumes of payment transactions. Beyond our core retail practice, we are actively pursuing initiatives to expand in new markets. Our clients include:

•	retailers such as discount, department, specialty, grocery and drug stores, and wholesalers who sell to these retailers;

•	business enterprises other than retailers/wholesalers such as manufacturers, financial services firms, and pharmaceutical companies;

•	healthcare payers, both private sector health insurance companies and state and federal government payers such as the Centers for Medicare and Medicaid Services; and

•	federal and state government agencies other than government healthcare payers.

PRGX Global, Inc. was incorporated in the state of Georgia in 1996. Our principal executive offices are located at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, telephone (770) 779-3900. We also provide information about our business through our Internet website located at http://www.prgx.com. Information on our website is not a part of and shall not be deemed incorporated by reference in this prospectus.

RISK FACTORS

You should carefully consider the factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K, Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described herein speculative or risky.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments.

Unless otherwise indicated in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling stockholder.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table presents our ratio of consolidated earnings to combined fixed charges and preferred dividends for the periods presented.

	Nine Months Ended September 30,	Fiscal Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of earnings to combined fixed charges and preferred dividends(1)	3.2	2.4	2.9	5.0	4.9	—

(1)	The ratio of earnings to combined fixed charges and preferred dividends for each of the periods is determined by dividing earnings by fixed charges. We define earnings as earnings (loss) before income taxes and discontinued operations, plus fixed charges, interest on uncertain tax positions and dividends on mandatorily redeemable preferred stock. Fixed charges consist of interest expense (including amortization of discounts and premiums related to indebtedness), dividends on mandatorily redeemable preferred stock and the estimated portion of rent expenses under operating leases representative of interest and exclude interest on uncertain tax positions. Earnings for fiscal year ended December 31, 2007 were insufficient to cover fixed charges by $5.7 million. During the periods presented, we had no preference securities outstanding other than mandatorily redeemable preferred stock. Therefore, our ratio of earnings to fixed charges (excluding preference security dividends) is equivalent to the ratio presented.

DESCRIPTION OF DEBT SECURITIES

General

We may issue senior or subordinated debt securities, which may be secured or unsecured.

The senior debt securities will constitute part of our senior debt and will be issued under our senior debt indenture described below.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed the form of senior debt indenture and the form of subordinated debt indenture with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.

This section and your prospectus supplement summarize material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security.

Indentures

The senior and subordinated debt securities are governed by a document called an indenture. Each indenture is a contract between us and a trustee. The indenture relating to the senior debt securities and the indenture relating to the subordinated debt securities are substantially similar, except for certain provisions including those relating to subordination, which are included only in the indenture relating to subordinated debt securities.

The trustee under each indenture has two main roles:

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “—Default, Remedies and Waiver of Default.”

•	Second, the trustee performs certain administrative duties for us.

When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue many distinct debt securities or series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount plus the premium, if any, payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

•	the title of the series of your debt security and whether it is a senior debt security or a subordinated debt security;

•

the aggregate principal amount (or any limit on the aggregate principal amount) of the debt securities of the same series and, if any debt securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of such discount and whether the debt securities will be “original issue discount” securities for U.S. federal income tax purposes;

•	the interest rate or method of calculation of the interest rate;

•	the date from which interest will accrue;

•	the record dates for interest payable on the debt securities of a series;

•	the dates when, places where and manner in which principal and interest are payable;

•	the registrar and paying agent;

•	the terms of any mandatory (including any sinking fund requirements) or optional redemption by the Company;

•	the terms of any redemption at the option of holders;

•	whether the debt securities are convertible into or exchangeable for other securities, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	the denominations in which the debt securities are issuable;

•	whether the debt securities will be issued in registered or bearer form and the terms of any such forms of debt securities;

•	whether any debt securities will be represented by a global security and the terms of any such global security;

•	the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

•	if payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

•	provisions for electronic issuance of debt securities or issuance of debt securities in uncertificated form;

•	any events of default, covenants and/or defined terms in addition to or in lieu of those set forth in this prospectus;

•	whether and upon what terms debt securities may be defeased if different from the provisions set forth in this prospectus;

•	the form of the debt securities if different from the form set forth in this prospectus;

•	any terms that may be required by or advisable under applicable law;

•

the percentage of the principal amount of the debt securities which is payable if the maturity of the debt securities is accelerated in the case of debt securities issued at a discount from their face amount;

•	whether the debt security is secured or unsecured, and if secured, what the collateral will consist of; and

•	any other terms in addition to or different from those contained in this prospectus.

Original Issue Discount Debt Securities

We may issue original issue discount debt securities at an issue price (as specified in the applicable prospectus supplement) that is less than 100% of the principal amount of such debt securities (i.e., par). Original issue discount debt securities may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an original issue discount debt security and par is referred to herein as the “discount.” In the event of redemption, repayment or acceleration of maturity of an original issue discount debt security, the amount payable to the holder of an original issue discount debt security will be equal to the sum of (a) the issue price (increased by any accruals of discount) and, in the event of any redemption by us of such original issue discount debt security (if applicable), multiplied by the initial redemption percentage specified in the accompanying prospectus supplement (as adjusted by the initial redemption percentage reduction, if applicable) and (b) any unpaid interest on such original issue discount debt security accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

Certain original issue discount debt securities may not be treated as having original issue discount for federal income tax purposes, and debt securities other than original issue discount debt securities may be treated as issued with original issue discount for federal income tax purposes.

Governing Law

The indentures and the debt securities will be governed by New York law.

Form of Debt Securities

We may issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry— form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which The Depositary Trust Company, New York, New York, or DTC, will act as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we are unable to locate a qualified successor depositary;

•	an event of default occurs with respect to the applicable series of securities; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

In the event definitive securities are issued:

•

holders of definitive securities will be able to receive payments of principal and interest on their debt securities at the office of our paying agent maintained in the Borough of Manhattan or, at our option, by check mailed to the address of the person entitled to the payment at his or her address in the security register;

•

holders of definitive securities will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities for registration of transfer at the corporate trust office of the trustee. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

•

any moneys we pay to our paying agents for the payment of principal and interest on the debt securities that remains unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive securities may look only to us, as general unsecured creditors, for payment.

If an issue of debt securities is denominated in a currency other than the U.S. dollar, we will make payments of principal and any interest in the foreign currency in which the debt securities are denominated or in U.S. dollars. DTC has elected to have all payments of principal and interest paid in U.S. dollars unless notified by any of its participants through which an interest in the debt securities is held that it elects, in accordance with, and to the extent permitted by, the accompanying prospectus supplement and the relevant debt security, to receive payment of principal or interest in the foreign currency. On or prior to the third business day after the record date for payment of interest and 12 days prior to the date for payment of principal, a participant will be required to notify DTC of (a) its election to receive all, or the specified portion, of payment in the foreign currency and (b) its instructions for wire transfer of payment to a foreign currency account.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.

•

Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream, Luxembourg”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream, Luxembourg will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream, Luxembourg’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream, Luxembourg. All securities in Euroclear or Clearstream, Luxembourg are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, Luxembourg, as the case may be.

Euroclear has advised us that:

•

it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•

Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine Euroclear;

•

the Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•

securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•

the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•

distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream, Luxembourg has advised us that:

•

it is incorporated as a limited liability company under the laws of Luxembourg, and is owned by Cedel International societe anonyme, and Deutsche Brse AG. The shareholders of these two entities are banks, securities dealers and financial institutions;

•

it holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, eliminating the need for physical movement of certificates;

•

it can settle transactions in many currencies, including U.S. dollars, and provides its customers services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing;

•	it also deals with domestic securities markets in over 30 countries through established depository and custodial relationships, and interfaces with domestic markets in a number of countries;

•

it has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear;

•	it is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector;

•

participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•

indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly; and

•

distributions with respect to the debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream, Luxembourg solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream, Luxembourg and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream, Luxembourg participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream, Luxembourg participants on that business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of securities by or through a Euroclear participant or a Clearstream, Luxembourg participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

•

If the successor entity in the transaction is not the Company, the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia; and

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture.

We may modify the subordination provisions with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•

(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the company which shall remit payment to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•

all such debt securities not so delivered for cancellation have either become due and payable and, in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Events of Default

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•

we do not deposit a sinking fund payment with regard to any debt security of that series when due, but only if the payment is required under provisions described in the applicable prospectus supplement;

•

we remain in breach of our covenants we make in the indenture for the benefit of the relevant series, for 60 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

Remedies if an Event of Default Occurs

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may, in certain circumstances, cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

•

the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

•

the holders of at least a majority in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of at least a majority in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

Modifications and Waivers

Subject to certain exceptions, the indentures may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for debt securities) of the holders of at least a majority in principal amount of the debt securities then outstanding, and any existing default or event of default (other than any continuing default or event of default in the payment of interest on or the principal of the debt securities) under, or compliance with any provision of, the indentures may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for debt securities) of the holders of a majority in principal amount of the debt securities then outstanding.

Changes Requiring Each Holder’s Approval

Without the consent of each holder affected, we may not

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemption or with respect to mandatory offers to repurchase debt securities;

•	make any debt security payable in money other than that stated in the debt security;

•	make any change in the waiver of past defaults or unconditional right of holders to receive principal, premium, if any, interest and additional amounts sections set forth in the indenture;

•	modify the ranking or priority of the debt securities; or

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indentures (and the obligation of the Company to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the terms of the indenture.

Changes Not Requiring Approval

We may amend the indentures without the approval of each of the holders affected in certain circumstances. These changes generally are limited to changes to cure any ambiguity, defect or inconsistency; to establish the terms of a new series of debt securities under the indentures; to provide for uncertificated debt securities in addition to certificated debt securities; to add additional covenants or events of default; to secure any debt securities; to evidence the successor of another corporation or entity to our obligations under the indentures; to make any change that does not adversely affect the legal rights under the indentures of any holder; or to comply with or qualify the indentures under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Changes Requiring Majority Approval

Any other change to a particular indenture and the debt securities issued under that indenture would require approval of the holders of a majority in principal amount of holders affected, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities.

Modification of Subordination Provisions

We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt).

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We will appoint the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for your debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of PRGX Global, Inc. consists of 50,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share. As of November 14, 2012, we had 25,397,907 shares of common stock outstanding and no shares of preferred stock outstanding.

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our shareholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our articles of incorporation, our common stock is the only capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our shareholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

The shares of our common stock issued through this prospectus will be fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized but unissued common stock as approved by our board of directors from time to time, without shareholder approval, except as may be required by law or applicable stock exchange requirements.

Preferred Stock

If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement relating to that offering will include a description of the specific terms of the offerings. Our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether there are any limitations on the declaration or payment of dividends on common stock while any series of preferred stock is outstanding;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	whether the shares will be subject to a purchase, retirement or sinking fund and the manner in which such fund shall be applied to the redemption of the shares;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, preferences or limitations of such series.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Shareholder Protection Rights Agreement

On July 31, 2000, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of common stock. Each right entitles the registered holder to purchase from us, subject to the occurrence of certain events, one one-hundredth of a share of participating preferred stock at an initial price of $100, subject to adjustment for stock splits, reverse stock splits, and other recapitalizations and similar corporate events. Shares of our common stock subsequently issued are to include an associated purchase right. The purchase rights, until exercisable, cannot be transferred apart from their associated shares of common stock, except upon redemption; transfer of shares of common stock also constitutes transfer of the associated purchase rights.

The rights are not exercisable until the business day following the earliest of:

•	a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; and

•

either 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock, or such later date as may be determined by the board of directors prior to any person or group’s acquiring 15% or more of the outstanding shares of common stock.

The rights will have substantial anti-takeover effects, but do not prevent a takeover. The rights may cause substantial dilution to a person or group that acquires 15% or more of the outstanding shares of our common stock unless the rights are first redeemed or the acquisition is approved by the board of directors.

In the event that any person or group of affiliated or associated persons acquires 15% or more of the outstanding shares in a transaction that is not approved by our board of directors, we will take such action as shall be necessary to ensure and provide that each right, other than rights beneficially owned by the acquiring person, which rights shall become void, will constitute the right to purchase, upon the exercise thereof in accordance with the terms of the rights agreement, that number of shares of common stock or preferred shares having an aggregate market price (as defined in the rights agreement) equal to twice the exercise price for an amount in cash equal to then current exercise price.

At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding common shares, our board of directors may exchange all, but not less than all, of then outstanding rights, other than rights owned by such person or group which will have become void, at an exchange ratio of one common share, or one one-hundredth of a preferred share, per right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date the rights become exercisable. Immediately upon such action by the board of directors, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive a number of shares of common stock or one one-hundredths of a preferred share equal to the exchange ratio as described above.

In the event that prior to the expiration of the rights we enter into a transaction in which, directly or indirectly, we consolidate or merge or participate in a share exchange with any other person or we shall sell or otherwise transfer 50% of our assets or 50% of our operating income or cash flow, and at the time of the entry by us into the agreement with respect to such merger, sale or transfer of assets, such other person controls the board of directors of the Company, we will take such action as shall be necessary to ensure that each holder of a right, other than rights beneficially owned by such other person, which will thereafter be void, will thereafter have the right to receive, upon the exercise thereof at then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have an aggregate market price equal to twice the exercise price of the right for an amount in cash equal to then current exercise price.

Prior to an occurrence described above, we may at our option redeem all, but not less than all, of then outstanding rights at a price of $.001 per right. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive the redemption price in cash for each right so held. In addition, the rights agreement provides that if the board of directors, at the time the decision to redeem is made, includes any directors who were elected by the shareholders, but not nominated by the board of directors in office immediately prior to their election, then redemption requires the vote of the majority of the remaining directors.

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder, including the right to vote or to receive dividends. Under the rights agreement, until the occurrence of either of the events described above, the rights may be transferred only with the common stock. The rights will expire on the earlier of action by the board of directors, the close of business on August 9, 2013, the date on which the rights are redeemed as described above, or the merger of the Company into another corporation pursuant to an agreement entered into when there is no acquiring person unless such transaction would entitle our shareholders to shares of common stock of the acquiring company as described above.

Certain Articles and Bylaw Provisions

Shareholders’ rights and related matters are governed by the Georgia Business Corporation Code and our articles of incorporation and bylaws. Certain provisions of our articles of incorporation and bylaws, which are summarized below, could either alone or in combination with each other, have the effect of preventing a change in control of the Company or making changes in management more difficult.

Corporate Takeover Provisions

Our bylaws make applicable certain corporate takeover provisions authorized by the Georgia Business Corporation Code relating to business combinations with interested shareholders. The corporate takeover provisions are designed to encourage any person, before acquiring 10% of our voting shares, to negotiate with and seek approval of our board of directors for the terms of any contemplated business combination. The corporate takeover provisions will prevent for five years certain business combinations with an “interested shareholder” (as defined in the corporate takeover provisions) unless:

•

prior to the time such shareholder became an interested shareholder, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder,

•

in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting shares of the Company excluding, however, shares owned by our officers, directors, affiliates, subsidiaries and certain employee stock plans, or

•

subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder becoming the owner of at least 90% of our outstanding voting shares and the business combination being approved by the holders of a majority of our voting shares, excluding from the vote the stock owned by the interested shareholder or by our officers, directors, affiliates, subsidiaries and certain employee stock plans.

The corporate takeover provisions may be repealed only by the affirmative vote of:

•	two-thirds of all directors who are unaffiliated with an interested shareholder, and

•

a majority of all outstanding shares, excluding those held by affiliates of an interested shareholder. Shareholders who became interested shareholders prior to the time of the adoption of the corporate takeover provisions are not subject to such provisions.

Classified Board of Directors

Our board of directors is divided into three classes of directors serving staggered terms of three years each. As a result, it will be more difficult to change the composition of our board of directors, which may discourage or make more difficult an attempt by a person or group of persons to obtain control.

Transactions with Interested Shareholders

Our bylaws provide that we will be subject to the fair price provisions of the Georgia Business Corporation Code (the “fair price provisions”). The fair price provisions require that certain business combinations between the Company and shareholders who beneficially own ten percent or more of our outstanding stock must satisfy certain conditions unless the business combination is:

•	unanimously approved by members of the board of directors who are not affiliated with the interested shareholder, or

•	recommended by two-thirds of such unaffiliated directors and approved by a majority of outstanding shares, excluding those held by affiliates of the interested shareholder.

The conditions to be satisfied require that:

•

the aggregate of the cash and fair market value, as defined in the Georgia Business Corporation Code, of property exchanged for shares is equal to the highest of: the highest per share price paid by the interested shareholder within certain periods, the fair market value of the shares on the day the interested transaction is announced, or the highest preferential amount to which holders of such shares would be entitled upon liquidation or dissolution;

•	the interested shareholder acquires the shares using the same form of consideration as used in any prior acquisition of the shares; and

•	there have not been certain changes in our dividend policy or practice since the interested shareholder became an interested shareholder.

Special Meeting Call Restrictions

Under our articles of incorporation, special meetings of the shareholders may only be called by the Chairman of the board of directors, the President, a majority of the board of directors or upon the written demand of the holders of 35% of the outstanding shares of common stock entitled to vote at any such meeting, provided that we have more than 100 shareholders. If we have 100 or fewer shareholders, 25% of the holders of the outstanding shares of common stock entitled to vote at a meeting may submit written demand for such meeting. This provision may make it more difficult for shareholders to require us to call a special meeting of shareholders to consider any proposed corporate action, including any sale of the Company, which may be favored by the shareholders.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC serves as the registrar and transfer agent for the common stock.

Stock Exchange Listing

Our common stock is listed on The NASDAQ Global Stock Market. The trading symbol for our common stock is “PRGX.”

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts. The form of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and meeting certain combined capital surplus requirements.

DESCRIPTION OF WARRANTS

We may issue warrants that entitle the holder to purchase debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•

the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•

the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock, preferred stock, depositary shares or debt securities that we may offer to our stockholders. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•

the aggregate number of rights issued and the aggregate number of shares of common stock, preferred stock or depositary shares or aggregate principal amount of debt securities purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock, preferred stock, depositary shares or debt securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination, including, without limitation, the stock purchase units described above. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to a particular issue of units will describe, among other things:

•	the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions related to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if applicable, a discussion of any special United States federal income tax considerations; and

•	any material provisions of the governing unit agreement that differ from those described above.

SELLING STOCKHOLDERS

The common stock that may be sold by the selling stockholders includes common stock that was issued to the selling stockholders in the transactions described below. Sales of common stock by selling stockholders under this prospectus will not exceed 4,756,771 shares as described below.

The selling stockholders will include the following persons: Blum Capital Partners, L.P. (14,807 shares); BK Capital Partners IV, L.P. (1,369 shares); Richard C. Blum & Associates, Inc. (3,088 shares); Blum Strategic Partners II, L.P. (2,674,822 shares); Blum Strategic Partners II GmbH & Co. KG (55,148 shares); Prism Partners I, L.P. (239,453 shares); Prism Partners III Leveraged, L.P. (874,185 shares); Prism Partners IV Leveraged Offshore Fund (871,892 shares); and Jerald and Melody Howe Weintraub Living Trust DDT 2/28/98 (22,007 shares). None of these selling stockholders are broker-dealers or affiliates of broker-dealers. These selling stockholders acquired their shares through a series of private placements, conversions of preferred stock and convertible notes, and open market transactions. If these selling stockholders sell all the shares indicated, they will not own any shares of PRGX common stock. The prospectus supplement for any offering of common stock by selling stockholders will include the following information:

•	the names of the selling stockholders;

•	the nature of any position, office or other material relationship which each selling stockholder has had within the last three years with us or any of our predecessors or affiliates;

•	the number of shares held by each of the selling stockholders before and after the offering;

•	the percentage of the common stock held by each of the selling stockholders before and after the offering; and

•	the number of shares of our common stock offered by each of the selling stockholders.

PLAN OF DISTRIBUTION

We, and/or the selling stockholders, may sell the offered securities in and outside the United States (1) through underwriters or dealers; (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering; (3) through agents; or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account for resale to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. If applicable, we will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Remarketing Arrangements

Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Arrangements

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.

With respect to the sale of securities under this prospectus and any applicable prospectus supplement, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Troutman Sanders LLP. The address of Troutman Sanders LLP is 600 Peachtree Street, NE Suite 5200, Atlanta, Georgia 30308-2216. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

6,249,234 Shares

PRGX Global, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

                    , 2012

William Blair	Baird

Barrington Research	B. Riley & Co., LLC